 PENSKE

EXHIBIT 99.1

PENSKE TRUCK LEASING CO., L.P.

INDEPENDENT AUDITORS’ REPORT AND

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018 AND 2017

AND FOR THE YEARS ENDED

DECEMBER 31, 2018, 2017, AND 2016

PENSKE TRUCK LEASING CO., L.P.

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2018 and 2017 and for the Years Ended

December 31, 2018, 2017, and 2016

INDEPENDENT AUDITORS' REPORT

 To the Partners and Audit Committee of Penske Truck Leasing Co., L.P.

We have audited the accompanying consolidated financial statements of Penske Truck Leasing Co., L.P. and its subsidiaries (the “Partnership”), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of earnings and comprehensive income, partners' capital, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Partnership's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018 in accordance with accounting principles generally accepted in the United States of America.

 /s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

February 22, 2019

PENSKE TRUCK LEASING CO., L.P.

CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$57	$61
Restricted cash	52	35
Receivables, net	954	838
Inventories	121	116
Prepaid expenses	126	113
Total current assets	1,310	1,163

Revenue earning vehicles, net	10,594	9,291

Other non-current assets:
Facilities and equipment, net	1,273	1,125
Goodwill	1,149	1,021
Equity method investments	17	18
Restricted cash, non-current	38	26
Other assets	188	147
Total other non-current assets	2,665	2,337
Total assets	$14,569	$12,791
Liabilities and Partners’ Capital
Current liabilities:
Short-term debt and current portion of long-term debt	$824	$1,195
Accounts payable	445	398
Accrued interest	105	90
Accrued expenses and other current liabilities	378	295
Total current liabilities	1,752	1,978

Long-term debt	9,592	7,775

Other non-current liabilities:
Deferred income taxes	66	66
Other liabilities	283	277
Total other non-current liabilities	349	343

Commitments and contingent liabilities

Partners’ capital:
General partner's capital	406	470
Limited partners' capital	2,721	2,426
Accumulated other comprehensive loss	(251)	(201)
Total partners' capital	2,876	2,695
Total liabilities and partners' capital	$14,569	$12,791

The accompanying notes are an integral part of these Consolidated Financial Statements.

PENSKE TRUCK LEASING CO., L.P.

CONSOLIDATED STATEMENTS OF EARNINGS

AND COMPREHENSIVE INCOME

(Dollars in Millions)

	Years Ended December 31,
	2018	2017	2016

Lease and rental revenue	$4,811	$4,261	$3,901
Services revenue	3,014	2,356	2,035
Fuel services revenue	576	486	426
Total revenue	8,401	7,103	6,362

Cost of lease and rental	3,345	2,959	2,712
Cost of services	2,608	1,996	1,722
Cost of fuel services	530	444	399
Other operating expenses	156	138	124
Selling, general and administrative expenses	1,021	920	829
Losses (gains) on sale of revenue earning vehicles	(73)	(81)	(110)
Interest expense	354	304	283
Total expense	7,941	6,680	5,959

Earnings Before Income Taxes and Net Equity (Earnings) Losses of Unconsolidated Entities	460	423	403

Income tax expense	13	14	11
Net equity (earnings) losses of unconsolidated entities	(1)	3	3
Net Earnings	$448	$406	$389

Other comprehensive income (loss):
Foreign currency translation adjustments	(21)	22	(4)
Change in defined benefit plans	(27)	18	(8)
Change in unrealized gains on available for sale securities	-	-	(3)
Total other comprehensive income (loss)	(48)	40	(15)
Comprehensive Income	$400	$446	$374

The accompanying notes are an integral part of these Consolidated Financial Statements.

 PENSKE TRUCK LEASING CO., L.P.

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(Dollars in Millions)

	General Partner	Limited Partners	Accumulated Other Comprehensive Loss	Total Partners’ Capital
Balance as of December 31, 2015	$421	$2,039	$(226)	$2,234
Net earnings	42	347	-	389
Other comprehensive loss	-	-	(15)	(15)
Distributions	(19)	(163)	-	(182)
Balance as of December 31, 2016	444	2,223	(241)	2,426
Net earnings	44	362	-	406
Other comprehensive income	-	-	40	40
Change related to common control entity acquisition	3	18	-	21
Distributions	(21)	(177)	-	(198)
Balance as of December 31, 2017	470	2,426	(201)	2,695
Net earnings	40	408	-	448
Other comprehensive loss	-	-	(48)	(48)
Distributions	(20)	(199)	-	(219)
Change in partner’s interest	(84)	84	-	-
Cumulative-effect adjustment, adoption of ASU 2016-01	-	2	(2)	-
Balance as of December 31, 2018	$406	$2,721	$(251)	$2,876

The accompanying notes are an integral part of these Consolidated Financial Statements.

PENSKE TRUCK LEASING CO., L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Years Ended December 31,
	2018	2017	2016
Cash Flows from Operating Activities:
Net earnings	$448	$406	$389
Depreciation of revenue earning vehicles	1,859	1,651	1,516
Depreciation of facilities and equipment	112	95	80
Amortization	37	33	30
Employee benefit plan (contributions) expense, net	(51)	28	23
Net gain on sales of revenue earning vehicles, facilities, and equipment	(74)	(81)	(112)
Deferred income taxes	5	7	(2)
Changes in operating assets and liabilities:
Receivables, net	(90)	(136)	(39)
Inventories and prepaid expenses	(16)	(12)	(22)
Other assets	(23)	(40)	(31)
Accounts payable	27	69	3
Accrued expenses and other liabilities	82	33	21
Net cash provided by operating activities	2,316	2,053	1,856

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(334)	(97)	-
Purchases of revenue earning vehicles	(3,592)	(2,909)	(2,047)
Sales of revenue earning vehicles	649	495	477
Purchases of facilities and equipment	(274)	(213)	(175)
Sales of facilities and equipment	14	7	13
Other	(3)	(15)	(3)
Net cash used in investing activities	(3,540)	(2,732)	(1,735)

Cash Flows from Financing Activities:
Proceeds from the issuances of senior unsecured notes, net	1,646	1,396	598
Repayments of senior unsecured notes	(1,000)	(1,173)	(1,000)
Borrowings on revolving credit facilities, ABS Notes and other	6,159	4,628	3,647
Repayments on revolving credit facilities, ABS Notes and other	(5,315)	(3,884)	(3,179)
Repayment of debt acquired	-	(11)	-
Common control entity acquisition, net of cash acquired	-	(48)	-
Debt issuance costs	(19)	(13)	(8)
Distributions to partners	(219)	(198)	(182)
Net cash provided by (used in) financing activities	1,252	697	(124)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(3)	2	(1)
Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	25	20	(4)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	122	102	106
Cash, Cash Equivalents, and Restricted Cash at End of Period	$147	$122	$102

The accompanying notes are an integral part of these Consolidated Financial Statements.

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1     ORGANIZATION

Penske Truck Leasing Co., L.P. (the “Partnership”) is a Delaware limited partnership formed in 1988. The Partnership offers full-service leasing and rental of trucks, tractors, and trailers. Additionally, the Partnership provides contract maintenance services, along with logistics services such as dedicated contract carriage, distribution center management, transportation management, freight brokerage, lead logistics provider, and dry van truckload carrier services.

Prior to September 2017, GE Capital US Holdings, Inc. (“GE”), a limited partner, held a 15.5% interest in the Partnership.  In September 2017, GE sold its entire ownership position including a 10% interest to a subsidiary of Mitsui & Co., Ltd. (“Mitsui”) and a 5.5% interest to Penske Automotive Group, Inc. (“PAG”).

PTL GP, LLC, an indirectly owned and controlled subsidiary of Penske Corporation (“Penske”), is the sole general partner of the Partnership. In March 2018, PAG redeemed and exchanged its indirect interest in PTL GP, LLC for an equivalent direct limited partnership interest in the Partnership. After this transaction, PTL GP, LLC continues to retain control of 100% of the general partnership interest.

As of December 31, 2018, Penske, directly or indirectly, owns and/or controls 70.0% of the Partnership, including 41.08% ownership by Penske Truck Leasing Corporation (“PTLC”) and 28.92% ownership by PAG. The remaining 30.0% ownership is held by Mitsui.

NOTE 2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The Consolidated Financial Statements of the Partnership include the accounts of the Partnership and entities in which the Partnership has a controlling voting interest, as well as the accounts of a  variable interest entity, as described in Note 7, where the Partnership was determined to be the primary beneficiary. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of Consolidated Financial Statements in conformity with United States (“U.S.”) generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates as these amounts are based on management’s best estimates and judgments, and are adjusted as more information becomes available. A change in accounting estimate is accounted for in the period of change if the change affects that period only or in the period of change and future periods if the change affects both periods.

Revenue Recognition - The Partnership generates revenue primarily through the lease, rental and maintenance of revenue earning vehicles and services rendered under contracts. The Partnership recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the revenue amount is fixed and determinable and collectability is reasonably assured.

The Partnership records revenue on a gross basis, without deducting third-party costs, when the Partnership is acting as a principal with substantial risks and rewards of ownership. Revenue is recorded on a net basis, after deducting third-party costs, when the Partnership is acting as an agent without substantial risks and rewards of ownership.

Lease and rental revenue - Lease and rental revenue primarily includes full-service leasing and rental revenues. Generally, full service lease contracts and rental agreements are classified as

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

operating leases. A typical full-service lease includes a lease of a  vehicle and support services, including maintenance of the vehicle, emergency road side assistance, safety programs and other related services. Full service lease contracts are sold as integrated contracts; therefore, support services are included within “Lease and rental revenue” on the Consolidated Statements of Earnings and Comprehensive Income. Base rents from operating leases are recognized on a straight-line basis over the term of the related agreements. Operating leases may also include contingent rent for items such as miles driven and changes in the Consumer Price Index. The Partnership recognizes contingent rent as revenue when certain changes in contingent factors or events occur. Support services provided under full-service leases are available throughout the lease term and related revenue is recognized on a straight-line basis or upon rendering such related services.

Services revenue - Services revenue primarily includes the activities of the logistics business, as well as contract maintenance services. Logistics services include dedicated contract carriage, distribution center management, transportation management, freight brokerage, dry van truckload carrier services, and services where the Partnership acts as the lead logistics provider to manage and optimize the customer’s overall logistics network. Logistics revenue is recognized as services are rendered at billing rates specified in the underlying contracts. Contract maintenance services are available to customers throughout the contract term and related revenue is recognized on a straight-line basis over the term of the underlying contract or upon rendering the related services. The recognition of certain revenue within a contract may be contingent on performance conditions such as volume thresholds or performance metrics. This revenue is recognized when changes in the factors on which the revenue is contingent actually occur.

Fuel services revenue - Fuel services revenue primarily reflects the pass-through of fueling costs to customers and is recognized as fuel is delivered to customers.

Initial Direct Costs - The Partnership capitalizes certain costs incurred related to contract origination. These initial direct costs are amortized over the term of the related contract.

Cash and Cash Equivalents - Cash equivalents consist of highly liquid instruments with maturities at the time of acquisition of three months or less. Cash equivalents are stated at cost, which approximates fair value.

Restricted Cash - Restricted cash classified on the Consolidated Balance Sheets as current primarily represents cash held as collateral to service asset-backed securitization notes (“ABS Notes”). Restricted cash classified on the Consolidated Balance Sheets as non-current provides additional collateral for the ABS Notes. The amount required as additional collateral is based on the securitized value of the underlying assets. See Note 9 for additional information related to the ABS Notes.

Receivables and Allowance for Doubtful Accounts -  Receivables on the Consolidated Balance Sheets are net of an allowance for doubtful accounts. The determination of the allowance for doubtful accounts requires significant judgment reflecting management’s estimate of probable inherent losses. Such estimates are based on historical experience of amounts written-off, collection trends and aging analysis.  Specific events such as bankruptcies or where the Partnership has engaged a third-party collections agency or attorney to collect a receivable are also considered when applicable.  Due to their short-term nature, the net carrying amount of receivables approximates fair value.

The changes in the allowance for doubtful accounts were as follows (in millions):

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Description	Balance at Beginning of Period	Recorded to Earnings	Deductions	Balance at End of Period
2018	$18	$42	$(37)	$23
2017	16	32	(30)	18
2016	16	27	(27)	16

Inventories - Inventories consist primarily of fuel, tires and parts and accessories and are valued at the lower of cost or net realizable value.  Cost is primarily determined using the "first-in, first-out” method.

Equity Method Investments - Investments in entities for which the Partnership does not have control, but has the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method. The excess of the cost of those investments over the Partnership’s share of their net assets at the acquisition date is recognized as equity method goodwill which is not amortized. The Partnership records its interest in the comprehensive income or loss of its equity method investments according to the Partnership’s percentage of ownership in the investment. The Partnership would impair an equity method investment if there is a loss in value that is deemed other than temporary.

Revenue Earning Vehicles, net - Revenue earning vehicles are carried at historical cost less accumulated depreciation. Vehicles acquired in connection with a business combination are initially recorded at fair value, which then becomes historical cost. All costs associated with the initial cost of a vehicle are capitalized, including certain initial direct costs, the cost of tires, interest costs associated with the capitalization period, and other costs necessary to ready the vehicle for its intended use. Certain additional costs may be capitalized to the vehicle after in-servicing if the costs increase the value of the asset or extend its useful life.

Depreciation expense is computed using a straight-line method that is based on the vehicle’s cost less its estimated residual value. Depreciation expense is recognized over the estimated useful life of each vehicle (3 to 12 years) or the term of the respective lease, whichever is shorter. Depreciation expense related to revenue earning vehicles is primarily recorded in “Cost of lease and rental” on the Consolidated Statements of Earnings and Comprehensive Income. Management periodically reviews and adjusts, as appropriate, the residual values and useful lives of revenue earning vehicles. Management’s review of the residual values is established with a long-term view considering historical market price changes, current and expected future market price trends, expected lives of vehicles, and the extent of alternative uses.

Facilities and Equipment, net - Facilities and equipment are carried at historical cost less accumulated depreciation. Facilities and equipment acquired in connection with a business combination are initially recorded at fair value, which then becomes historical cost.

Depreciation expense is computed using a straight-line method that is based on the estimated useful life of the respective asset, which is 15 to 40 years for buildings and improvements,  2 to 10 years for computers and equipment, and the term of the applicable lease or the asset’s life, whichever is shorter, for leasehold improvements. Depreciation expense related to facilities and equipment is recorded in various line items on the Consolidated Statements of Earnings and Comprehensive Income, depending on the nature, type, and use of the related asset. Management periodically reviews and adjusts, as appropriate, the estimated useful lives of facilities and equipment.

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill and Other Intangible Assets - Goodwill from a business combination represents the excess of the purchase price paid over the fair value of the identifiable assets acquired and liabilities assumed.

Other intangible assets are initially recorded at their fair value. Intangible assets that have finite useful lives are amortized over the period in which the economic benefits of the intangible assets are expected to be realized. When determining the useful life of an intangible asset, the Partnership considers factors that include the expected use of the asset; the expected useful life of other assets to which the useful life of the intangible may relate; the Partnership’s own historical experience that supports assumptions of future events or conditions; legal, regulatory, or contractual provisions that may limit the useful life of the intangible asset; and the effects of demand, competition, and other economic factors. Other intangible assets are included within “Other assets” on the Consolidated Balance Sheets.

Impairment -  The Partnership evaluates the carrying value of its long-lived assets that are held and used and subject to depreciation or amortization for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

Indefinite lived intangible assets are evaluated for impairment annually and between annual evaluations if events or circumstances indicate that their carrying value may not be recoverable.

The Partnership assesses goodwill for impairment at the reporting unit level on an annual basis, during the fourth quarter, and between annual assessments if events occur or circumstances change that require a more frequent assessment. The Partnership has determined that it has two reporting units. When assessing goodwill for impairment, the Partnership can elect to perform a qualitative analysis (“step zero”) to determine whether the fair value of a reporting unit is greater than its carrying value. In conducting a step zero analysis, the Partnership considers relevant events and circumstances that affect the fair value or carrying amount of a reporting unit. Such events and circumstances can include macroeconomic conditions, industry and market considerations, overall financial performance, entity and reporting unit specific events, and capital markets pricing. If management concludes that further testing is required, the Partnership performs a quantitative valuation to estimate the fair value of its reporting units.

The Partnership performed a step zero qualitative analysis as part of its 2018 annual impairment tests for both reporting units. Based on the step zero analysis, the Partnership determined that the fair value of a reporting unit was greater than its carrying value. Therefore, the Partnership determined that the quantitative tests were not required for either reporting unit. In 2017 and 2016, the Partnership elected to proceed directly to step one of the quantitative two-step impairment test and concluded that the fair value of each reporting unit was greater than its carrying value. Accordingly, the Partnership did not recognize goodwill impairment losses during the years ended December 31, 2018, 2017, or 2016.

Pensions and Other Post-employment Benefits - The Partnership sponsors defined benefit pension and other post-employment plans. The funded status of the Partnership’s defined benefit plans, measured as the difference between the fair value of plan assets and the benefit obligation at December 31, are recognized in the Consolidated Balance Sheets. The Partnership’s defined benefit pension and other post-employment costs, obligations and assets are dependent on management’s assumptions as used by actuaries in calculating such amounts. These assumptions may include, as appropriate, discount rates, changes in compensation, long-term return on plan assets, retirement rates, mortality rates, and other factors. Actual results that differ from management’s assumptions are accumulated and amortized over future periods and, therefore, affect the Partnership’s recognized expense in future periods. While management believes that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect the Partnership’s defined benefit costs, assets, and obligations.

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Debt Discounts and Issuance Costs - Unamortized debt discounts and issuance costs, associated with all types of financing, are included in “Long-term debt” and “Short-term debt and current portion of long-term debt” on the Consolidated Balance Sheets. Debt discounts and issuance costs are amortized over the term of the related debt issuance.

Income Taxes - The Partnership is not considered a taxable entity for federal and state income tax purposes, except for the state of Texas. Taxable income or losses, credits and certain other items are reported by the partners on their respective tax returns in accordance with the partnership agreement. The Partnership is considered a taxable entity for certain local jurisdictions and accordingly, the Partnership has provided for applicable local taxes.

The Tax Cuts and Jobs Act (“Tax Act”) was enacted on December 22, 2017 and lowers the U.S. corporate income tax rates as of January 1, 2018, implements a territorial tax system and imposes a one-time tax on deemed repatriated earnings of foreign subsidiaries among other changes. Because the Partnership is not considered a taxable entity for federal and state purposes, the impact of the Tax Act on taxable income or losses, credits and certain other items will be reported by the partners on their respective tax returns. The impact of the Tax Act, where the Partnership is considered a taxable entity, is not material to the Consolidated Financial Statements.

Certain subsidiaries of the Partnership, including foreign subsidiaries, are considered taxable entities, and accordingly provide for applicable income taxes. These subsidiaries account for certain income and expense items differently for financial reporting than for income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse.

For tax years beginning on or after January 1, 2018, the Partnership is subject to partnership audit rules enacted as part of the Bipartisan Budget Act of 2015 (“Centralized Partnership Audit Regime”). Under the Centralized Partnership Audit Regime, any IRS audit of the Partnership would be conducted at the Partnership level. If the IRS determines that an adjustment is required, the Partnership will elect to “push-out” the adjustment, in which case the partners for the year that is under audit would be required to take into account the adjustments on their own respective tax returns.

The Partnership records valuation allowances to reduce deferred tax assets to the amounts that are more likely than not to be realized. The Partnership considers the reversal of temporary differences and future taxable income in initially recording and subsequently reevaluating the need for valuation allowances.

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The changes in valuation allowances were as follows (in millions):

Description	Balance at Beginning of Period	Recorded to Earnings	Deductions	Balance at End of Period
2018	$12	$(1)	$(3)	$8
2017	13	-	(1)	12
2016	12	2	(1)	13

Certain subsidiaries are not considered taxable entities for federal income tax purposes. Taxable income or losses, credits and certain other items are reported by the owners of the entities on their respective tax returns in accordance with the entity’s governing documents. As a result, no federal income tax provisions have been made for these entities. Certain state and local tax jurisdictions consider these entities to be taxable, and, accordingly, these entities have provided for any applicable state and local income taxes.

Foreign Currency Translation - The Partnership’s foreign affiliates are located in Europe, Canada, Mexico, Brazil, China, Australia, and India. These affiliates use local currency as their functional currency. Assets and liabilities of foreign affiliates are translated at the exchange rates in effect at the balance sheet dates, and related translation adjustments are reported as other comprehensive income or loss. Revenue and expenses are translated at the average exchange rates during the period. Gains and losses from foreign currency transactions are included in net earnings.

Fair Value Measurements - Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under this framework are described below:

Level 1Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Partnership has the ability to access at the measurement date.

Level 2Inputs to the valuation methodology include:

•	Quoted prices for similar assets or liabilities in active markets;
•	Quoted prices for identical or similar assets or liabilities in inactive markets;
•	Inputs other than quoted prices that are observable for the asset or liability;
•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assessing the significance of a particular input requires judgment that considers facts specific to the asset or liability. The assessment of significance of a particular input may affect how the assets and liabilities are classified within the fair value hierarchy.

Allocation of Net Earnings - Net earnings are determined with respect to each taxable year of the Partnership as of the end thereof, and are allocated to the partners in accordance with the partnership agreement.

Concentration of Credit Risk - The Partnership places its cash and cash equivalents with certain high credit quality financial institutions. At times such amounts may be in excess of the Federal Deposit Insurance Corporation insurance limit. Concentration of credit risk with respect to trade receivables is limited due to the large number of geographically and commercially diverse customers that make up the Partnership’s customer base. The Partnership performs credit evaluations of its commercial customers and controls credit risk through credit approvals and monitoring procedures.

Variable Interest Entities - A variable interest entity (“VIE”) is an entity that either (i) has insufficient equity to permit the entity to finance its activities without additional subordinated financial support or (ii) has equity investors who lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary.

The Partnership is deemed to be the primary beneficiary if the Partnership has both the power to direct the activities that most significantly impact the entity's economic performance and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE.

The Partnership determines whether an entity is a VIE and whether it is the primary beneficiary at the date of initial involvement with the entity. The Partnership reassesses whether it is the primary beneficiary of a VIE upon certain events that affect the VIE's equity investment at risk and upon certain changes in the VIE's activities. The purpose and activities of the VIE are considered in determining whether the Partnership is the primary beneficiary, including the variability and related risks the VIE incurs and transfers to related parties. If the Partnership determines that it is the primary beneficiary of the VIE, the VIE is consolidated within the Consolidated Financial Statements.

Recent Accounting Pronouncements Pending Adoption

Compensation – Retirement Benefits – Defined Benefit Plans – General (Subtopic 715-20): Disclosure Framework – Changes to the Disclosure Requirements for Defined Benefit Plans, Accounting Standards Update (“ASU”) 2018-14

In August 2018, the Financial Accounting Standards Board (“FASB”) issued guidance that modifies certain disclosure requirements associated with employers that sponsor defined benefit or other postretirement plans. For public business entities (“PBEs”), such as the Partnership, the guidance is effective for fiscal years ending after December 15, 2020. Early adoption is permitted. The guidance should be applied on a retrospective basis to all periods presented. The Partnership is currently evaluating the impact of this guidance on the Consolidated Financial Statements.

Leases (Topic 842), ASU 2016-02

In February 2016, the FASB issued guidance on accounting for leases. The core principal of the guidance, together with related, subsequently issued guidance, requires lessees to recognize most leases on their balance sheets as lease liabilities with a corresponding right-of-use asset. Lessees will classify leases as either finance or operating leases. The classification will determine if lease expense is recognized using an effective interest method or on a straight-line basis. For lessors, the guidance

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

requires the separation of lease and non-lease components for certain contracts, and redefines the scope of non-lease components to include maintenance services. When separated, non-lease components will be accounted for in accordance with revenue recognition guidance (see “Revenue from Contracts with Customers” below). The Partnership expects this guidance to impact its accounting for maintenance services provided as a component of its full-service leases. Lessors’ accounting for the lease component will remain similar to existing guidance. The guidance also requires additional qualitative and quantitative disclosures related to the nature, timing, and uncertainty of cash flows arising from leases. For PBEs, that otherwise would not meet the definition of a PBE except for the inclusion of its financial information in another entity’s filing with the SEC, such as the Partnership, the guidance is effective for fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The guidance offers a choice of modified retrospective transition methods and provides for certain practical expedients. The Partnership will adopt this guidance on January 1, 2020, and is currently evaluating the impact of this guidance on the Consolidated Financial Statements.

Revenue from Contracts with Customers (Topic 606), ASU 2014-09

In May 2014, the FASB issued comprehensive revenue recognition guidance. The core principal of the guidance, together with related, subsequently issued guidance, is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. For PBEs that otherwise would not meet the definition of a PBE except for the inclusion of its financial information in another entity’s filing with the SEC, such as the Partnership, the guidance is effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The guidance may be applied on a full retrospective or a modified retrospective basis.

As it relates to the Partnership’s revenue sources, other than maintenance services provided as a component of its full-service leases, the Partnership will adopt this guidance on January 1, 2019 using the modified retrospective transition method. The impact of applying this standard to these revenue sources will not be material to the Consolidated Financial Statements.

The Partnership will continue to apply existing lease accounting guidance to the maintenance services provided as a component of its full-service leases until it adopts Topic 842 on January 1, 2020, as clarified by the FASB.  Upon adoption of Topic 842, the Partnership expects to recognize revenue for the maintenance component as services are performed.

Recent Accounting Pronouncements Adopted

Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, ASU 2016-01

In January 2016, the FASB issued guidance, together with related, subsequently issued guidance, that addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Among other provisions, the guidance requires certain equity securities to be measured at fair value, with changes in fair value recognized in earnings. For equity securities without readily determinable fair values, entities may elect to measure these securities at cost minus impairment, if any, adjusted for changes in observable prices. The guidance should be applied through a cumulative-effect adjustment to the balance sheet as of the beginning of the year of adoption, except for equity securities without readily determinable fair values, to which the guidance should be applied prospectively. The Partnership adopted this guidance on January 1, 2018. The guidance did not have a material effect on the Consolidated Financial Statements.

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, ASU 2017-07

In March 2017, the FASB issued guidance that requires entities to report the service cost component of net periodic benefit cost in the same income statement line item as other employee compensation costs. The other components of net periodic benefit cost are required to be presented outside a subtotal of income from operations, if one is presented. In addition, only the service cost component of net periodic benefit cost is eligible for capitalization. The Partnership adopted this guidance on January 1, 2018. The guidance did not have a material effect on the Consolidated Financial Statements. See Note 11 for additional information related to the components of net periodic benefit cost.

Statement of Cash Flows (Topic 230): Restricted Cash, ASU 2016-18

In November 2016, the FASB issued guidance which requires the statement of cash flows to explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The Partnership adopted this guidance as of January 1, 2018 using a retrospective transition method. As a result of adopting this guidance, the Partnership includes restricted cash with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the Consolidated Statements of Cash Flows. The 2017 non-current restricted cash amount has been reclassified on the Balance Sheet to conform to the current presentation.

Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, ASU 2016-15

In August 2016, the FASB issued guidance with the intent of reducing diversity in practice with respect to the presentation and classification of certain cash receipts and cash payments in the statement of cash flows. The guidance should be applied using a retrospective transition method. The Partnership adopted this guidance on January 1, 2018. The guidance did not have a material effect on the Consolidated Statements of Cash Flows.

Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, ASU 2017-04

In January 2017, the FASB issued guidance eliminating Step 2 of the goodwill impairment test. An entity should recognize an impairment charge for the amount by which the reporting unit’s carrying amount exceeds its fair value. Such charge should not exceed the total amount of goodwill allocated to that reporting unit. The guidance should be applied on a prospective basis. The Partnership adopted this guidance during the fourth quarter of 2018. The guidance did not have an impact on the Consolidated Financial Statements.

NOTE 3     ACQUISITIONS

Epes Transport System, LLC (“Epes”)

On July 2, 2018, the Partnership, through a wholly-owned subsidiary, acquired all of the membership interests of Epes for cash consideration totaling $338 million, financed by the Partnership’s revolving credit facility.  Epes, based in North Carolina, provides dry van truckload carrier services and is a complementary product line to the Partnership’s logistics business. The results of Epes’ operations have been included in the Consolidated Financial Statements since the acquisition date.

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The allocation of the purchase price to the fair value of the assets acquired and liabilities assumed at the acquisition date is as follows (in millions):

Assets:
Cash and cash equivalents	$4
Receivables	28
Revenue earning vehicles	175
Facilities and equipment	2
Other current and non-current assets	5
Total identifiable assets acquired	214

Liabilities:
Accounts payable	2
Accrued expenses and other current liabilities	9
Total liabilities assumed	11

Net identifiable assets acquired	203
Goodwill	135
Net assets acquired	$338

The Partnership is in the process of reviewing valuations associated with revenue earning vehicles and intangible assets. As such, the preliminary measurement of these assets, as well as goodwill, is subject to change. The $135 million of preliminary goodwill is attributable to Epes complementing the Partnership’s logistics business offerings. Goodwill is expected to be deductible for income tax purposes. Acquisition costs incurred by the Partnership were immaterial. The amount of Epes’ revenue and earnings included in the Consolidated Statement of Earnings and Comprehensive Income was $135 million and $11 million, respectively, for the year ended December 31, 2018.

Penske Vehicle Services, Inc. (“PVS”)

Prior to December 1, 2017, PTL owned a 16.2% interest in PVS. On that date, the Partnership acquired from Penske, PAG and unrelated third parties the remaining 83.8% interest in PVS for net cash consideration of $48 million. PVS is an automotive fleet services provider, providing customized solutions including vehicle lifecycle management, mechanical capabilities, body and paint work, low-volume production, fabrication, and vehicle event services. The Partnership accounted for the acquisition as a common control transaction. The results of PVS’ full operations have been included in the Consolidated Financial Statements since the acquisition date.  Acquisition costs incurred by the Partnership were immaterial. The amount of revenue and earnings included in the Consolidated Statement of Earnings and Comprehensive Income as a result of the purchase of the remaining interest in PVS was not material to the year ended December 31, 2017.

Old Dominion Truck Leasing, Inc. (“Old Dominion”)

On July 14, 2017, the Partnership acquired, through a merger, all of the shares of Old Dominion for cash consideration totaling $99 million. Old Dominion’s products and services align with the Partnership’s existing products and services including full-service leasing and rental of trucks, tractors and trailers, contract maintenance, and dedicated contract carriage. The results of Old Dominion’s operations have been included in the Consolidated Financial Statements since the acquisition date.  Acquisition costs incurred by the Partnership were immaterial. The amount of Old Dominion’s revenue and earnings included in the Consolidated Statement of Earnings and Comprehensive Income was not material to the year ended December 31, 2017.

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4     RECEIVABLES, NET

            Receivables, net consists of the following (in millions):

	December 31,
	2018	2017

Customer	$729	$638
Unbilled customer	200	182
Other	48	36
	977	856
Allowance for doubtful accounts	(23)	(18)
Receivables, net	$954	$838

NOTE 5     REVENUE EARNING VEHICLES, NET

Revenue earning vehicles, net consists of the following (in millions):

	December 31,
	2018	2017

Cost	$16,385	$14,634
Accumulated depreciation	(5,791)	(5,343)
Revenue earning vehicles, net	$10,594	$9,291

Depreciation expense on revenue earning vehicles was approximately $1.9 billion, $1.7 billion, and  $1.5 billion for the years ended December 31, 2018, 2017, and 2016, respectively.

Interest capitalized, relating to costs incurred during the acquisition period of revenue earning vehicles, was $5  million, $2 million, and  $2  million for the years ended December 31, 2018, 2017, and 2016, respectively.

Management periodically reviews and adjusts, as appropriate, the residual values and useful lives of revenue earning vehicles.  Adjustments reduced depreciation expense by $18 million for the year ended December 31, 2017. The residual value and useful life review in 2018 and 2016 did not significantly impact earnings.

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6     FACILITIES AND EQUIPMENT, NET

Facilities and equipment, net consists of the following (in millions):

	December 31,
	2018	2017

Land	$335	$304
Buildings and improvements	958	901
Computers and equipment	1,033	893
Total cost	2,326	2,098
Accumulated depreciation	(1,053)	(973)
Facilities and equipment, net	$1,273	$1,125

Depreciation expense on facilities and equipment was $112 million, $95 million, and $80 million for the years ended December 31, 2018, 2017, and 2016, respectively.

NOTE 7     VARIABLE INTEREST ENTITY  (TITLING TRUST)

The Partnership created an asset backed securitization program (“ABS Financing”) to finance certain assets. The ABS Financing provides the Partnership with an additional cost effective source of funds that can be borrowed and repaid on a revolving basis without prepayment penalties.

In accordance with the ABS Financing, the Partnership entered into a Trust Agreement with U.S. Bank Trust National Association (the “Trust Agreement”) which formed Penske Leasing and Rental Company (the “Titling Trust”). The Titling Trust acquires, either directly or through assignment, the assets as designated in the Trust Agreement, including leased vehicles and all proceeds thereof.

The Partnership is the primary beneficiary of the Titling Trust and holds the variable interest which includes equity interest in the Titling Trust. There are no significant variable interests that would absorb losses prior to the Partnership or that hold variable interests that exceed those of the Partnership.

For certain vehicles within the Titling Trust, the Partnership has a special unit of beneficial interest (“SUBI Assets”). The SUBI Assets are vehicles that provide collateral for the ABS Notes issued by PTL Funding LLC, a Partnership subsidiary (see Note 9). The SUBI Assets have a net recorded value of approximately $2.1 billion and $1.4 billion as of December 31, 2018 and 2017, respectively. For all other assets within the Titling Trust, the Partnership has an exclusive undivided beneficial interest.

The Partnership consolidates the Titling Trust which includes, on a net basis, approximately $9.5 billion and $8.2 billion of “Revenue earning vehicles, net” and service vehicles of $75 million and $67 million recorded within “Facilities and equipment, net” as of December 31, 2018 and 2017, respectively. Assets recognized as a result of consolidating the Titling Trust do not represent additional assets that could be used to satisfy claims against the Partnership’s general assets. Conversely, liabilities recognized as a result of consolidating the Titling Trust do not represent additional claims on the Partnership’s general assets; rather they represent claims against the specific assets of the Titling Trust.

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8     GOODWILL

The changes in the carrying amount of goodwill are as follows (in millions):

	December 31,
	2018	2017

Balance as of beginning of year	$1,021	$911
Arising from acquisitions, including preliminary amounts	135	87
Other	(7)	23
Balance as of end of year	$1,149	$1,021

The Partnership did not recognize goodwill impairment losses during the years ended December 31, 2018, 2017, or 2016.

NOTE 9     FINANCING ACTIVITIES

Debt

Debt consists of the following (in millions):

		December 31,
		2018		2017
	Maturities	Amount	Weighted Average Stated Rate	Amount	Weighted Average Stated Rate

Senior unsecured notes	2019-2027	$8,217	3.59%	$7,598	3.43%
ABS Notes	2019-2025	1,599	3.32%	1,099	2.46%
Revolving credit facility	2023	623	3.67%	304	2.84%
Other	2019-2023	30	4.79%	16	4.06%
Total debt before adjustments		10,469		9,017
Debt discounts and issuance costs		(53)		(47)
Total debt		10,416		8,970
Less: Short-term debt and current portion of long-term debt		824		1,195
Total long-term debt, noncurrent		$9,592		$7,775

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Maturities of debt, excluding amortization of debt discounts and issuance costs, as of December 31, 2018 were as follows (in millions):

	Senior Unsecured Notes	ABS Notes	Revolving Credit Facility	Other	Total
2019	$500	$317	$-	$9	$826
2020	1,242	350	-	5	1,597
2021	650	337	-	6	993
2022	1,975	262	-	4	2,241
2023	1,600	191	623	6	2,420
Thereafter	2,250	142	-	-	2,392
Total	$8,217	$1,599	$623	$30	$10,469

The fair value of the Partnership’s total debt was estimated to be approximately $10.3 billion as of December  31, 2018. The fair value of the Partnership’s senior unsecured notes was estimated, using Level 2 inputs, to be approximately $8.1 billion as of December  31, 2018. The outstanding balances of the revolving credit facility and the ABS Notes approximate fair value due to the variable interest rates associated with these types of instruments.

Senior unsecured notes – In March 2018,  the Partnership and PTL Finance Corporation, a subsidiary of the Partnership (“PTL Finance”), co-issued $700 million of 3.950% Senior Notes due 2025. In May 2018, the Partnership and PTL Finance co-issued $450 million of 3.900% Senior Notes due 2024. In June 2018, the Partnership and PTL Finance co-issued $500 million of 4.125% Senior Notes due 2023. In January 2019, the Partnership and PTL Finance co-issued $500 million of 3.650% Senior Notes due 2021 and $400 million of 4.450% Senior Notes due 2026. Proceeds from the issuances were used to refinance existing indebtedness and for general corporate purposes.

In March and July 2018, the Partnership repaid $500 million of 3.375% Senior Notes and $500 million of 2.875% Senior Notes, respectively.

All of the outstanding Senior Notes are unsecured general obligations of the Partnership, with interest payable semi-annually.

ABS Notes – PTL Funding LLC, a consolidated subsidiary of the Partnership, maintains a revolving asset-backed securitization facility (“ABS Facility”). On a consolidated basis, the ABS Facility provides the Partnership with access to a specified level of available borrowings, through the issuance of ABS Notes, to finance the purchase of tractors, trucks and trailers utilized in the Partnership’s full-service leasing business. The ABS Notes accrue interest at a variable rate and are secured by a pool of closed-end operating leases of tractors, trucks and trailers and the related leased vehicles held by the Titling Trust. Funds for repayment of the ABS Notes are derived from the cash flows generated by the leases and the liquidation of the related leased vehicles held in the Titling Trust. See Note 7 for additional information regarding the Titling Trust.

In July 2018, the ABS Facility and related interest rate cap agreements were amended. The amendments included an increase in available borrowings, on a consolidated basis, from $1.1 billion to $1.6 billion, an extension of the existing commitments’ expiration date from September 2018 to July 2019, and an increase in the rate cap of the underlying LIBOR index from 1.5% to 2.5%. If the commitments are not extended each year, the issuance of future ABS Notes will not be permitted and amounts outstanding

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

at the ABS Facility’s expiration date will be repaid over the life of the underlying leases. As of December 31, 2018, the underlying leases expire through 2025.

The ABS Facility contains customary events of default and rapid amortization events for a facility of this type, including servicer replacement events. Upon the occurrence of an event of default, collections with respect to the assets backing the ABS Notes, including liquidation proceeds of leased vehicles, would be applied towards the repayment of principal on the ABS Notes and would therefore not be available for reinvestment in the Partnership’s vehicle fleet or for other purposes.

Through the ABS Facility, the Partnership recognizes a commitment fee that is based upon the percentage of unused availability.

The ABS Facility requires PTL Funding LLC to purchase and maintain an interest rate derivative that caps the underlying LIBOR index at 2.5%, as amended in July 2018. PTL Funding LLC had an interest rate cap derivative with a notional amount of $1.7 billion and $1.2 billion as of December 31, 2018 and 2017, respectively. The Partnership issued a separate offsetting interest rate cap derivative with similar terms to the same counterparty to maintain the interest rate variability of the ABS Notes on a consolidated basis.

The fair value of both interest rate cap agreements was estimated, using Level 2 inputs, to be $5 million and $7 million as of December 31, 2018 and 2017, respectively. The interest rate cap agreements are recorded in “Other assets” and “Other liabilities” on the Consolidated Balance Sheets.

The Partnership did not designate either interest rate cap agreement for hedge accounting treatment. Periodic changes in the fair value of the interest rate cap agreements are recognized in the periods that the changes occur. Because the interest rate cap agreements have similar terms, there is no net impact to earnings due to periodic changes in fair value.

Revolving credit facility –  In June 2018, the Partnership amended its unsecured syndicated revolving credit facility (the “Amended Bank Revolver”). The Amended Bank Revolver includes an increase in available borrowings from $1.1 billion to $1.25 billion including up to $300 million for letters of credit (additional information about the letters of credit is provided in the Letters of Credit section below) and an extension of the maturity date to June 2023, at which time all outstanding borrowings are due. The Amended Bank Revolver also provides the Partnership with the right to increase the size of the facility by up to an additional $500 million, if the Partnership identifies lenders that are willing to provide additional commitments. The Amended Bank Revolver is used primarily to finance working capital and for general corporate purposes. It allows the Partnership and certain specified subsidiaries to borrow in U.S. dollars and other foreign currencies.

Borrowings bear interest at variable rates that are based on LIBOR, prime, federal funds, or local equivalent rates, plus a margin that varies according to the Partnership’s credit ratings. Interest is payable quarterly, unless a borrowing has been designated to have a different interest period, in which case interest is payable at the end of the interest period for the applicable borrowing. The Amended Bank Revolver provides for facility fees that range from 9 basis points to 25 basis points (15 basis points as of December 31, 2018), depending on the Partnership’s credit rating. The Partnership has the right to prepay or repay borrowings, in whole or in part, at any time, subject to certain fees. The unused capacity under the Amended Bank Revolver was $620 million as of December 31, 2018.

The Amended Bank Revolver contains standard representations and warranties, events of default and certain affirmative and negative covenants. In order to maintain availability of funding, the Partnership is subject to certain financial ratios, each as defined in the Amended Bank Revolver agreement

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

including: a maximum consolidated leverage ratio and a minimum consolidated interest coverage ratio. As of December 31, 2018, both of these ratios have been met.

Letters of Credit

Certain insurance arrangements and other obligations of the Partnership require the issuance of letters of credit. The Partnership had letters of credit outstanding under the Amended Bank Revolver in the amount of $7 million as of December 31, 2018 and 2017. In addition to the letters of credit under the Amended Bank Revolver, the Partnership had other letters of credit outstanding in the amount of $149 million and $140 million as of December 31, 2018 and 2017, respectively.

Distributions

In accordance with the partnership agreement, the Partnership is required to make quarterly distributions to its partners by no later than 45 days after the end of each of the first three quarters and by April 15th of the following year for the fourth quarter, representing 50% of the Partnership’s net earnings for the subject year. During 2018, 2017, and 2016, the Partnership made distributions of $219 million, $198 million, and $182 million, respectively.

The Partnership may make pro rata distributions above the required amounts, provided its consolidated debt to equity ratio is equal to or less than 3.0 to 1.0 on a pro forma basis, distributions do not exceed 80% of the Partnership’s net earnings for the subject year, and majority approval of the Partnership’s advisory committee is obtained. As of December 31, 2018, the debt to equity ratio has not been met.

NOTE 10    LEASES

Operating Leases as Lessee

Future minimum lease payments as a lessee under non-cancelable leases are as follows as of

December 31, 2018 (in millions):

Years Ending December 31,
2019	$103
2020	88
2021	67
2022	52
2023	38
Thereafter	149
Total	$497

Total rental expense (including contingent rentals) were $130 million, $108 million, and $103 million for the years ended December 31, 2018, 2017, and 2016, respectively.

Future Minimum Lease Payments as Lessor

The Partnership leases revenue earning vehicles to customers  primarily for periods of four to ten years. Estimated future minimum lease payments do not include contingent rent, which may be received under certain leases on the basis of miles of use. Contingent rent from operating leases included in revenue were $418 million, $410 million, and  $376 million for the years ended December 31, 2018, 2017, and 2016, respectively. Actual lease payments may vary from the estimated amounts as customers have limited contractual rights to amend, cancel or renew lease contracts.

Future minimum lease payments, assuming the leases are in effect for their full contracted terms, are as follows as of December 31, 2018 (in millions):

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ending December 31,
2019	$2,005
2020	1,704
2021	1,330
2022	965
2023	651
Thereafter	516
Total	$7,171

Amounts representing estimated taxes, maintenance, and insurance costs are not included in the future minimum lease payments.

NOTE 11    EMPLOYEE BENEFIT PLANS

Substantially all employees are covered by employee benefit plans that provide monthly payments or lump sum distributions to eligible retirees. Certain retired employees are also covered by a post-employment health care plan that provides medical benefits. The various plans are discussed below.

Defined Contribution Plans

Certain employees of the Partnership are covered by defined contribution plans. These plans provide for the Partnership to make fixed and matching contributions based on certain percentages of payroll for eligible employees. The Partnership's expense related to these plans was $28 million,  $26 million, and $23 million for the years ended December 31, 2018, 2017, and 2016, respectively.

Defined Benefit Pension Plans

Certain employees of the Partnership are covered by defined benefit pension plans that provide benefits based upon years of credited service, levels of pre-retirement earnings, and Social Security-covered compensation. Pension costs are actuarially determined and it is the Partnership’s policy to make contributions to these plans to meet funding levels required by law.

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Obligations and Funded Status

The following sets forth the benefit obligations, plan assets and the funded status of the Partnership’s defined benefit pension plans (in millions):

	December 31,
	2018	2017
Change in Benefit Obligation
Benefit obligation at beginning of year	$505	$469
Service cost	30	28
Interest cost	18	18
Actuarial (gain)/loss and other	(16)	24
Benefits paid	(33)	(28)
Administrative expenses	(4)	(6)
Benefit obligation at end of year	500	505

Change in Plan Assets
Fair value of plan assets at beginning of year	396	369
Actual return on plan assets	(23)	60
Employer contributions	66	1
Benefits paid	(33)	(28)
Administrative expenses	(4)	(6)
Fair value of plan assets at end of year	402	396

Funded status	$(98)	$(109)

Net actuarial loss	$158	$130
Net prior service cost	-	1
Amounts recognized in accumulated other comprehensive loss	$158	$131

Accumulated benefit obligation for all defined benefit pension plans	$487	$493

The funded status of the defined benefit pension plans is recorded within “Other non-current liabilities” on the Consolidated Balance Sheets.

Information for pension plans with an accumulated benefit obligation in excess of plan assets is provided in the table below (in millions):

	December 31,
	2018	2017

Accumulated benefit obligations	$484	$493
Projected benefit obligation	$496	$505
Fair value of plan assets	$398	$396

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31,
	2018	2017
Weighted average assumptions used to determine benefit obligation:
Discount rate	4.23%	3.58%
Rate of compensation increase	3.50%	3.50%

Net Periodic Benefit Cost

The components of net periodic benefit cost are as follows (in millions):

	December 31,
	2018	2017	2016
Service cost	$30	$28	$24
Interest cost	18	18	18
Expected return on plan assets	(32)	(28)	(28)
Amortization of net actuarial loss	10	11	11
Net periodic benefit cost	$26	$29	$25

The service cost component of net periodic benefit cost is recorded in various line items on the Consolidated Statements of Earnings and Comprehensive Income in the same manner as other employee compensation costs.  The other components of net periodic benefit cost are recorded in “Selling, general and administrative expenses” for the year ended December 31, 2018 and were immaterial, on a net basis, for the years ended December 31, 2017 and 2016.

	December 31,
	2018	2017	2016
Weighted average assumptions used to determine net periodic benefit cost:
Discount rate	3.58%	3.98%	4.32%
Expected long-term rate of return	7.99%	7.98%	7.99%
Rate of compensation increase	3.50%	3.50%	4.00%

The expected long-term rate of return is based upon historical results from a similar portfolio and was reviewed by the Partnership’s independent actuaries.

The estimated amount of net actuarial losses to be amortized by the Partnership from accumulated other comprehensive loss into net periodic benefit cost in 2019 is $13 million.

Plan Assets

The investment objectives of the plans are to balance risk and the volatility of pension assets and generate a total annualized rate of return on plan assets that is in excess of the growth rate of plan liabilities, thereby minimizing future cash contributions.

The investment strategy of the plans considers investment risk and its potential impact on corporate finance and plan performance, and also considers diversification of assets over a reasonable range of potential investment vehicles. Investment managers are strictly prohibited from using derivative instruments that create or add leverage to an existing security position without prior written approval.

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted-average target asset allocation is: 74% equity securities, 24% fixed income securities and 2% money market funds. These targets may range by plus or minus 7%, 5% and 2%, respectively, and may be changed as necessary.

The table below presents the fair value of major categories of pension plan assets and the level of inputs used to measure fair value (in millions). There were no Level 3 fair value measurements in either period.

	Fair Value Measurements at December 31, 2018
Asset Category	Total	Level 1	Level 2

Money Market Fund	$1	$-	$1
Equity Funds:
Small-Cap Equity Fund	24	24	-
U.S. Equity Fund	210	210	-
International Equity Fund	57	57	-
S&P 500 Equity Index Collective Trust Fund	18	-	18
Fixed Income Funds:
Income Fund	80	80	-
Short Term Government Index Collective Trust Fund	12	-	12
Total	$402	$371	$31

	Fair Value Measurements at December 31, 2017
Asset Category	Total	Level 1	Level 2

Money Market Fund	$1	$-	$1
Equity Funds:
Small-Cap Equity Fund	28	28	-
U.S. Equity Fund	213	213	-
International Equity Fund	65	65	-
S&P 500 Equity Index Collective Trust Fund	18	-	18
Fixed Income Funds:
Income Fund	60	60	-
Short Term Government Index Collective Trust Fund	11	-	11
Total	$396	$366	$30

The following is a description of the valuation methodologies used for pension assets as well as the level of input used to measure fair value:

Equity funds - These investments include equity funds and a common collective trust that tracks the S&P 500 Equity Index. Fair values for the equity funds, excluding the common collective trust, were based on quoted prices for identical securities in active markets and were therefore classified within Level 1 of the fair value hierarchy. The common collective trust was valued at the unit prices established by the fund’s sponsor based on the fair value of the assets underlying the fund. Since

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the units of the fund are not actively traded, the fair value measurements have been classified within Level 2 of the fair value hierarchy.

Fixed income funds - These investments include an income fund that invests primarily in investment-grade debt securities (such as mortgage backed securities, corporate bonds, U.S. Government securities and money market instruments) and a common collective trust that tracks the Barclays 1-3 Year Government Index (primarily fixed income securities of the U.S. Government). Fair value for the income fund was based on quoted prices for identical securities in active markets and was therefore classified within Level 1 of the fair value hierarchy. The common collective trust was valued at the unit prices established by the fund’s sponsor based on the fair value of the assets underlying the fund. Since the units of the fund are not actively traded, the fair value measurements have been classified within Level 2 of the fair value hierarchy.

The plans’ expected pension benefits to be paid in the next five years and in the aggregate for the five years after are as follows (in millions):

Years Ending December 31,
2019	$33
2020	35
2021	37
2022	37
2023	40
2024 to 2028	267

For 2019, the Partnership’s required contributions to its defined benefit pension plans are estimated to be $8 million. In January 2019, the Partnership made contributions of $4 million.

Multiemployer Pension Plans

The Partnership contributes to various multi-employer pension plans pursuant to collective bargaining agreements. The Partnership recognizes as net pension cost contractually‑required plan contributions for the period. The risks of participating in multiemployer pension plans are different from single-employer pension plans in the following aspects:

(1)	Assets contributed to a multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.
(2)	If a participating employer stops contributing to a multiemployer plan, the unfunded obligations of the plan may be borne by the remaining participating employers.
(3)	If a participating employer stops participating in a multiemployer plan, the employer may be required to pay the plan an amount based on certain factors, referred to as a withdrawal liability.

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Partnership’s participation in these plans is outlined in the following table (in millions).  The most recent Pension Protection Act zone status available in 2018 and 2017 is for the plan year ended 2017 and 2016, respectively. The zone status is based on information that the Partnership received from the plan and is certified by each plan’s actuary. Among other factors, plans in the red zone are less than 65% funded, plans in the yellow zone are between 65% and 80% funded, and plans in the green zone are at least 80% funded.

Plan Name	EIN and Plan Number	Pension Protection Act Zone Status		FIP/RP Status Pending/ Implemented	Partnership Contributions			Surcharge Imposed	Expiration date of Collective Bargaining Agreement(s)
		2018	2017		2018	2017	2016

Automobile Mechanics’ Local No. 701 Union Pension Fund	36-6042061	Yellow	Yellow	Implemented	$1	$1	$1	Yes	10/31/2020

Automotive Industries Pension Plan	94-1133245	Red	Red	Implemented	1	1	1	Yes	6/30/2020

Automotive Machinists Pension Plan (1)	91-6123687	N/A	N/A	N/A	2	3	3	N/A	N/A

Central States, Southeast & Southwest Areas Pension Plan	36-6044243	Red	Red	Implemented	6	5	5	Yes	3/31/2019 to 12/31/2022

IAM National Pension Fund	51-6031295	Green	Green	N/A	6	5	5	No	4/28/2019 to 3/31/2023

I.A. of M. Motor City Pension Fund (1)	38-6237143	N/A	N/A	N/A	-	1	1	N/A	N/A

Local 272 Labor-Management Pension Fund	13-5673836	Green	Green	N/A	1	-	-	No	1/31/2020 to 8/15/2020

Western Conference of Teamsters Pension Plan	91-6145047	Green	Green	N/A	9	7	7	No	1/12/2019 to 9/30/2022

Other Plans					2	3	2
Total					$28	$26	$25

(1)	The Partnership withdrew from these plans during the year ended December 31, 2018. See below for additional information.

Certain plans to which the Partnership contributes are under-funded. The Partnership continues to evaluate its potential exposure to these under-funded plans. The under-funded amounts are not a direct liability of the Partnership. However, the Partnership may negotiate certain agreements related to under-funded plans and record a liability in connection with such negotiations if losses are probable and amounts can be reasonably estimated.

In May 2018, the Partnership withdrew from the I.A. of M. Motor City Pension Fund (“Fund”). The employees that previously participated in the Fund now participate in a defined contribution plan. As a result of the withdrawal, the Partnership recorded a liability, calculated in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”), of $11 million and a corresponding asset. This liability was paid during the year ended December 31, 2018. The Partnership is amortizing the asset over the employees’ expected future service period, 24 years. The amount amortized to expense was immaterial for the year ended December 31, 2018.

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In July 2018, the Partnership withdrew from the Automotive Machinists Pension Plan (“Plan”). The employees that previously participated in the Plan now participate in a defined contribution plan. The amount of the Partnership’s withdrawal liability has yet to be finalized; however, the Partnership estimates that its final withdrawal liability, calculated in accordance with ERISA, will be between $30 million and $40 million. As a result, the Partnership recorded an estimated liability at the low end of this range and a corresponding asset. The Partnership is amortizing the asset over the employees’ expected future service period, 26 years. The amount amortized to expense was immaterial for the year ended December 31, 2018.

Other Post-Employment Benefits

Certain eligible retired employees are covered by a  post-employment health care plan that provides medical benefits. Post-employment benefit costs are actuarially determined. This plan is funded only as claims are processed. The benefit obligation was $3  million and $4 million as of December 31, 2018 and 2017, respectively.  Total net periodic benefit cost was insignificant for the years ended December 31, 2018, 2017, and 2016.

NOTE 12    SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information is as follows (in millions):

	Years Ended December 31,
	2018	2017	2016

Interest paid	$328	$290	$275
Income taxes paid	$8	$14	$10
Purchases of revenue earning vehicles in accounts payable	$72	$49	$44
Sales of revenue earning vehicles in receivables, net	$3	$2	$17
Non-cash activity associated with PVS acquisition	$-	$39	$-

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13    INCOME TAXES

Components of earnings before income taxes and net equity (earnings) losses of unconsolidated entities and total income tax expense are presented below for the years ended (in millions):

	December 31,
	2018	2017	2016

Earnings before income taxes and net equity (earnings) losses of unconsolidated entities:
U.S.	$428	$386	$373
Foreign	32	37	30
Total earnings before income taxes and net equity (earnings) losses of unconsolidated entities	$460	$423	$403

Current income tax expense:
Foreign	$6	$6	$13
State and local	2	1	-
Total current income tax expense	8	7	13

Deferred income tax (benefit) expense:
Foreign	5	7	(3)
State and local	-	-	1
Total deferred income tax (benefit) expense	5	7	(2)

Total income tax expense	$13	$14	$11

Reconciliation of U.S. federal statutory income tax rate to actual income tax rates is as follows for the years ended:

	December 31,
	2018	2017	2016

U.S. federal statutory rate	21.0%	35.0%	35.0%
Income passed through to partners	(19.1)	(31.7)	(32.1)
Tax rate and permanent differences on non-U.S. earnings	1.0	0.1	(0.1)
Change in valuation allowances	(0.1)	(0.1)	(0.1)
Effective tax rate	2.8%	3.3%	2.7%

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of major deferred income tax assets (liabilities) are as follows as of (in millions):

	December 31,
	2018	2017

Financial reporting accruals of costs not yet deducted for tax
purposes	$17	$17
Net operating loss carryforwards and other tax attributes
(expire in 2019 through 2038)	17	21
Financial reporting basis net book value of fixed assets in excess
of tax basis	(74)	(72)
Valuation allowance reducing deferred income tax assets to
estimated realizable value	(8)	(12)
Other	(7)	(8)
Net deferred income tax liability(1)	$(55)	$(54)

(1)	Deferred tax assets of $11 million and $12 million have been included in “Other assets” on the Consolidated Balance Sheets as of December 31, 2018 and 2017, respectively.

Undistributed earnings as reflected in the financial statements of the Partnership's foreign subsidiaries were $301 million as of December 31, 2018. Those earnings are considered to be permanently reinvested. Upon distribution of those earnings in the form of dividends or otherwise, the partners would be subject to U.S. income taxes (and any related adjustments for the dividend received deduction and foreign tax credits). Withholding taxes of approximately $9 million would be payable upon remittance of all previously undistributed earnings as of December 31, 2018.

The majority of net operating loss carryforwards included in the table above relate to taxable foreign subsidiaries with gross tax loss carryforwards of approximately $53 million as of December 31, 2018.

Management anticipates that future operating income and the reversal pattern of its temporary differences will, more likely than not, be sufficient to realize a net deferred tax asset of $26 million as of December 31, 2018.

It is management’s opinion that the Partnership has appropriate support for income tax positions taken and to be taken on its tax returns and that the Partnership’s accruals for tax liabilities are adequate for all open years based on an assessment of many factors including past experience and interpretations of law applied to the facts of each matter. No accrued interest or penalties have been recognized as of December 31, 2018 or 2017.

There are no material unrecognized tax benefits as of December 31, 2018 or 2017.

Tax returns filed in previous years are subject to audit by various federal, state and international taxing authorities and as a result of such audits, additional tax assessments may be proposed. The following years remain open to income tax examination for each of the more significant jurisdictions where the Partnership is subject to income taxes directly: tax years after 2013 remain open to Canadian income tax examination; tax years after 2009 remain open to Mexican income tax examination; and tax years after 2012 remain open to Dutch income tax examination.

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14    ACCUMULATED OTHER COMPREHENSIVE LOSS

Changes in accumulated other comprehensive loss (“AOCL”) by component and the reclassifications from AOCL during the years ended December 31, 2018, 2017, and 2016 were as follows (in millions):

	Foreign Currency Translation Adjustments	Defined Benefit Plans	Unrealized Gains on Available for Sale Securities	Accumulated Other Comprehensive Loss

December 31, 2015	$(90)	$(141)	$5	$(226)
Reclassification from AOCL	-	10	(3)	7
Current period change	(4)	(18)	-	(22)
December 31, 2016	(94)	(149)	2	(241)
Reclassification from AOCL	-	11	-	11
Current period change	22	7	-	29
December 31, 2017	(72)	(131)	2	(201)
Reclassification from AOCL	-	10	-	10
Current period change	(21)	(37)	-	(58)
Cumulative-effect adjustment, adoption of ASU 2016-01	-	-	(2)	(2)
December 31, 2018	$(93)	$(158)	$-	$(251)

The reclassification component of AOCL for the defined benefit plans is included in the computation of net periodic pension cost. See Note 11 for additional information.

The reclassification component of AOCL related to available for sale securities is included in “Selling, general and administrative expenses” on the Consolidated Statement of Earnings and Comprehensive Income for the year ended December 31, 2016.

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15    SELF-INSURANCE ACCRUALS

The Partnership retains a portion of accident risk under various insurance programs, including auto liability, general liability, and workers’ compensation. The Partnership’s risk of loss, on a per occurrence basis, related to these programs is limited to $5 million for auto liability and $2.5 million for both general liability and workers’ compensation. The Partnership’s insurance accruals are evaluated with the assistance of an independent third-party administrator, and include an estimate of claims incurred but not reported and developments in reported claims. The accruals are classified as follows on the Consolidated Balance Sheets as of December 31 (in millions):

	Auto Liability and General Liability		Workers’ Compensation
	2018	2017	2018	2017

Accrued expenses and other current liabilities	$30	$26	$24	$18
Other liabilities	58	57	64	65
Total	$88	$83	$88	$83

NOTE 16    CONTINGENCIES

Environmental Matters

The Partnership's operations involve storing and dispensing petroleum products, primarily diesel fuel. The Partnership is involved in various stages of investigation, cleanup, and tank replacement in order to comply with environmental regulations pursuant to the Federal Resource Conservation and Recovery Act. The Partnership records a liability when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. The carrying amount of the Partnership’s environmental liabilities was immaterial as of December 31, 2018 and 2017. Environmental expenses recorded during the years ended December  31, 2018, 2017, and 2016 were also immaterial.

The ultimate cost of the Partnership's environmental liabilities cannot presently be reasonably estimated due to the presence of several unknown factors, primarily the level of contamination, the effectiveness of selected remediation methods, the stage of investigation at individual sites, the determination of the Partnership's liability in proportion to other responsible parties, and the recoverability of such costs from third parties. Based on information presently available, the Partnership believes that the ultimate disposition of these matters will not have a materially adverse effect on the Partnership's consolidated financial condition, liquidity, or the results of operations in any one year.

Other Contingencies

The Partnership is involved in various investigations, lawsuits, claims, and other legal proceedings incidental to the conduct of the Partnership's business, some of which involve matters seeking class action status. It is management's opinion that significant defenses exist and that the ultimate resolution of any legal matters will not have a materially adverse effect on the Consolidated Financial Statements.

 PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17    RELATED PARTY TRANSACTIONS AND BALANCES

The Partnership leases revenue earning vehicles and provides other services to Penske and its affiliates, including PAG, (collectively, “Penske Affiliates”) which resulted in receipts of $8 million, $5 million, and $3 million for the years ended December 31, 2018, 2017, and 2016, respectively. Receivables from Penske Affiliates were $1 million as of December 31, 2018 and 2017. Additionally, the Partnership made payments to Penske Affiliates primarily for the purchase of vehicles, component parts, and other operating expenses of $151 million, $148 million, and $110 million for the years ended December 31, 2018, 2017, and 2016, respectively. Amounts payable to Penske Affiliates were $3 million as of December 31, 2018 and 2017.

In September 2017, GE sold its remaining interest in the Partnership; see Note 1 for additional information. Prior to the sale, the Partnership leased revenue earning vehicles and provided other services to GE and its affiliates. These transactions were related party transactions, that resulted in receipts of $17 million and $43 million for the years ended December 31, 2017, and 2016, respectively. Receivables from GE and its affiliates were insignificant as of December 31, 2017. Additionally, the Partnership made payments to GE and its affiliates, primarily for operating expenses incurred prior to the sale, of $2 million and $4 million for the years ended December 31, 2017 and 2016, respectively.

The Partnership licenses the right to use the “Penske” trade name and trademarks from Penske System, Inc., a subsidiary of Penske. Payments under this agreement were $37 million, $31 million, and $29 million for the years ended December 31, 2018, 2017, and 2016, respectively. Amounts payable under this agreement were $11 million and $9 million as of December 31, 2018 and 2017, respectively. The license fees are included in “Selling, general and administrative expenses” on the Consolidated Statements of Earnings and Comprehensive Income.

See Note 3 for a discussion of the Partnership’s December 2017 acquisition of PVS.

NOTE 18    SUBSEQUENT EVENTS

The Partnership has evaluated subsequent events through February 22, 2019, which is the date these financial statements were available to be issued. Subsequent events are disclosed throughout the Consolidated Financial Statements.